Exhibit 99.1

Bay Banks of Virginia, Inc. Reports Third Quarter 2006 Financial Summary

Kilmarnock, VA, November 24, 2006, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, released a summary of its financial results for the period ending on September 30, 2006. Total assets increased by 4.4% during the nine-month period ended September 30, 2006 to $315.2 million, as compared to $301.8 million at year-end 2005.

During the nine months ended September 30, 2006, gross loans increased by $16.1 million or 6.9%, to $247.9 million from $231.8 million at year-end 2005. The major components of this increase were construction loans, with 24.3% growth to $50.9 million, and real estate mortgage loans secured by 1-4 family residential property, with 9.6% growth to $135.5 million. For the nine months ended September 30, 2006, the Company charged off loans totaling $79 thousand. For the comparable period in 2005, total loans charged off were $497 thousand.

Net income for the three-month period ended September 30, 2006 was $601,753, a 12.4% decrease from net income of $686,833 for the similar period ended September 30, 2005. Diluted earnings per share decreased 14% from $0.29 per share for the quarter ended September 30, 2005 to $0.25 per share for the quarter ended September 30, 2006. Return on average equity and return on average assets were 9.0% and 0.9%, respectively, for the quarter ended September 30, 2006 versus 10.4% and 0.9% for the comparable quarter in 2005.

For the nine months ended September 30, 2006, net income decreased 9.8% to $1.7 million as compared to $1.9 million for the comparable period in 2005, which was a record year for earnings. Diluted earnings per share also decreased approximately 9.8% from $0.81 per share for the nine months ended September 30, 2005 to $0.73 per share for the similar period ended September 30, 2006. Return on average equity and return on average assets were 9.5% and 0.8%, respectively, for the nine months ended September 30, 2006, with return on average equity down from 9.7% and return on average assets unchanged compared to the similar period ended September 30, 2005. Book value increased to $11.33 per share at September 30, 2006 as compared to $11.17 per share at September 30, 2005.

Austin L. Roberts III, President and CEO of Bay Banks of Virginia noted, “In spite of interest rates for deposits increasing more than loan interest rates which has been caused by an inverted yield curve well into 2006, Bay Banks has held its net interest margin to a modest decrease to 3.93% for the nine months ended September 30, 2006, compared to 4.01% for the same period in 2005. Additionally, we have been very pleased with the growth in non-interest related income that has increased 12.4% for the first nine months of 2006 over a comparable period in the prior year. This growth has been led by investment services and credit card activity.”

Bank of Lancaster, based in Kilmarnock, has seven full-service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville and Callao. In July, 2006, the Bank received approval on its application to establish a branch office in Colonial Beach, Virginia. This will be the Bank’s eighth banking office and the second in Westmoreland County, an extension of the company’s services throughout the Northern Neck.

Austin L. Roberts III, President and CEO of Bay Banks of Virginia commented, “We are all very excited about the additional office in Colonial Beach. This location was selected after careful consideration and in view of many strategic positives such as adjacency to existing bank branch service territory and indications of strong growth potential in that area, all of which should lead to meeting a growing customer demand for a provider of loans and a depository for savings.”

Bay Banks of Virginia, Inc., has total assets of $315 million and offers consumers and businesses a large mix of financial services. Investment services, including financial planning, securities brokerage and insurance products are offered through Investment Advantage. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts.

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Bay Banks of Virginia, Inc.’s stock price closed at $14.65 per share on November 22, 2006. The Bank’s stock ticker symbol is BAYK and is listed on the Over the Counter Bulletin Board.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at (804) 435-1171, toll free at (800) 435-1140 or aroberts@banklanc.com.

This report contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

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